                                                                 EXHIBIT 99(A).1

                           OFFER TO PURCHASE FOR CASH
                     UNITS OF LIMITED PARTNERSHIP INTERESTS

                                       OF

                      T. ROWE PRICE REALTY INCOME FUND IV,
                        AMERICA'S SALES-COMMISSION-FREE
                        REAL ESTATE LIMITED PARTNERSHIP

                                       AT

                                $22 NET PER UNIT

                                       BY

                            LIDO ASSOCIATES, L.L.C.

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL
                EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME,
               ON JANUARY 17, 1997, UNLESS THE OFFER IS EXTENDED.

    Lido Associates, L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 350,000 of the units of limited partnership interest (the "Units") of T. Rowe Price Realty Income Fund IV, America's Sales-Commission-Free Real Estate Limited Partnership, a Delaware limited partnership (the "Partnership"), at a purchase price of $22 per Unit, net to the seller in cash, without interest, less the amount of any distributions declared or paid with respect to the Units between November 25, 1996 and the date of payment for the Units, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 350,000 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 45% of the Units outstanding as of the date of the Offer.

    THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF UNITS. IF MORE THAN 350,000 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE UP TO 350,000 OF THE TENDERED UNITS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN, SEE "TENDER OFFER -- SECTION 13. CERTAIN CONDITIONS OF THE OFFER."

    A HOLDER OF UNITS ("UNITHOLDER") MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER.

                            ------------------------

          FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE PLEASE CALL:

                             THE HERMAN GROUP, INC.

                                 (800) 992-6213

                                                               December 10, 1996

                                   IMPORTANT

    Any Unitholder desiring to tender any or all of such Unitholder's Units should complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal or facsimile and any other required documents to The Herman Group, Inc. (the "Information Agent and Depositary") at the address or facsimile number set forth on the back cover of this Offer to Purchase.

    QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE HERMAN GROUP, INC. BY CALLING THE TOLL-FREE INFORMATION LINE: (800) 992-6213.

                            ------------------------

    THE GENERAL PARTNER HAS NOT ADVISED THE PURCHASER THAT IT IS MAKING ANY RECOMMENDATION TO ANY UNITHOLDER AS TO WHETHER TO TENDER UNITS PURSUANT TO THE OFFER TO PURCHASE. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE GENERAL PARTNER OR THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               TABLE OF CONTENTS

                                                                                                               PAGE
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
                                                                                                                     1
INTRODUCTION..............................................................................................

                                                                                                                     4
TENDER OFFER..............................................................................................
    Section 1.      Terms of the Offer....................................................................           4
    Section 2.      Proration; Acceptance for Payment and Payment for Units                                          4
    Section 3.      Procedures for Tendering Units........................................................           5
    Section 4.      Withdrawal Rights.....................................................................           7
    Section 5.      Extension of Tender Period; Termination; Amendment....................................           8
    Section 6.      Certain Tax Consequences..............................................................           9
    Section 7.      Purpose and Effects of the Offer......................................................          10
    Section 8.      Future Plans..........................................................................          12
    Section 9.      Past Contacts and Negotiations with General Partner...................................          12
    Section 10.     Certain Information Concerning the Business of the Partnership and Related Matters....          12
    Section 11.     Certain Information Concerning the Purchaser..........................................          13
    Section 12.     Source of Funds.......................................................................          14
    Section 13.     Certain Conditions of the Offer.......................................................          14
    Section 14.     Certain Legal Matters and Required Regulatory Approvals...............................          16
    Section 15.     Fees and Expenses.....................................................................          16
    Section 16.     Miscellaneous.........................................................................          17

                                                                                                                   S-1
SCHEDULE 1 -- INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF KOLL TENDER CORPORATION II AND
              KOLL MANAGEMENT SERVICES....................................................................

                                                                                                                   S-2
SCHEDULE 2 -- INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AP-GP PROM PARTNERS INC.......

To the Holders of Units of Limited Partnership Interests of T. Rowe Price Realty Income Fund IV
 America's Sales-Commission-Free
 Real Estate Limited Partnership

                                  INTRODUCTION

    Lido Associates, L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 350,000 of the units of limited partnership interests (the "Units") of T. Rowe Price Realty Income Fund IV, America's Sales-Commission-Free Real Estate Limited Partnership, a Delaware limited partnership (the "Partnership"), at a purchase price of $22 per Unit, net to the seller in cash, without interest, less the amount of any distributions declared or paid with respect to the Units between November 25, 1996 and the date of payment for the Units (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Holders of Units ("Unitholders") who tender their Units will not be obligated to pay any partnership transfer fees or commissions. The Purchaser will pay all charges and expenses of the Herman Group, Inc. which will act as the Information Agent ("Information Agent") and as the Depositary (the "Depositary") in connection with the Offer. The 350,000 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 45% of the Units outstanding as of the date of the Offer.

    In considering the Offer, Unitholders may wish to consider the following factors in connection with the Offer:

    - The Offer provides Unitholders with an opportunity to dispose of their Units for $22 per Unit, net to seller in cash, which is equal to approximately 75% of the $30 per Unit net asset value ("NAV") reported on November 15, 1996 by a representative of the General Partner to a representative of the Partner.

    - The Offer provides Unitholders with an opportunity to immediately liquidate their investment in the Partnership for $22 per Unit net to the seller in cash. The General Partner stated in the Partnership's Form 10-K for the year ended December 31, 1996, ("Form 10-K") that "Units cannot currently be sold at a price equal to the estimated (net asset) value." The Purchaser is unaware of any Units being sold in the so-called secondary market within the past twelve months. The secondary market is made up of third party resale services specializing in limited partnership units.

    - Unitholders who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by ownership of Units, including, for example, the right to participate in any future distribution of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnership's properties or in connection with any future liquidation of the Partnership. However, there is no guarantee of future results of the Partnership and investment in the Partnership remains speculative. While the General Partner has stated its intention to sell the Partnership's properties by the end of 1998, there is no guarantee such sales will occur or that such sales will allow Unitholders to realize the per Unit NAV. As the General Partner noted in the Form 10-K, the NAV "is not necessarily representative of the value of the Units when the Partnership ultimately liquidates its holdings." Also, property selling costs and expenses (E.G. real estate brokers commissions, attorneys' fees, escrow fees, title company costs, rent guarantees, repair of deferred maintenance items, etc.), which could be incurred by the Partnership in disposing of its properties, generally can range from 3% to 10% of a given property's gross sale price and may reduce the amount of cash available for distribution to the Unitholders per Unit to an amount that is less than the NAV.

    - The Offer will permit Unitholders to liquidate their investment in the Partnership, which could then allow such holders to invest in less speculative and more liquid alternative investments which may yield greater annual cashflows. According to information provided by the Partnership, the Partnership distributed $.40 per Unit in operational cashflow for each of the first three quarters of 1996. Based on the then applicable NAV of $31 per Unit, annualized cashflow per Unit for the first three quarters of 1996 is approximately 5.2% of NAV. In addition, the Partnership expends hundreds of thousands of dollars each year in Partnership management expenses (approximately $233,000 through September 30, 1996). A portion of those expenses are fixed, and, accordingly, will be incurred by the Partnership regardless of how many properties it owns. Therefore, as Partnership properties are sold, the Partnership cashflow available for distribution to Unitholders will likely be reduced as a percentage of NAV.

    - The Offer will expire on January 17, 1997 (the "Expiration Date"), unless extended. By accepting the Offer, Unitholders may avoid the expenses, delays and complications of tax filings in connection with ownership of Units in the Partnership.

    - The Purchaser is making the Offer with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $22 Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a Unitholder and all Unitholders are urged to carefully consider all of the information contained in the Offer to Purchase and Letter of Transmittal and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units.

    IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION OFFERED TO UNITHOLDERS PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID WITH RESPECT TO ALL UNITS THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    The purpose of the Offer is to allow the Purchaser to benefit from any one or a combination of the following: (i) any cash distributions from the operations in the ordinary course of the Partnership; (ii) any distributions of net proceeds from the sale of assets by the Partnership; (iii) any distributions of net proceeds from the liquidation of the Partnership; and (iv) any cash from any redemption of the Units by the Partnership. The Purchaser does not have any present plans or intentions with respect to a liquidation, sale of assets or refinancing of the Partnership's properties. The Purchaser has entered into an agreement with the General Partner which provides, among other things, that the Purchaser will vote all Units it acquires, on all matters for which Unitholders are entitled to vote, pro rata in accordance with how other Unitholders vote. The Agreement also provides that the Purchaser will not initiate any effort to remove the General Partner or to cause a change of control of the Partnership.

    The Offer is not conditioned upon the valid tender of any minimum number of the Units. If more than 350,000 Units, are validly tendered and not withdrawn, the Purchaser will accept up to 350,000 of the tendered Units for purchase on a pro rata basis, subject to the terms and conditions herein. See "Tender Offer--Section 13. Certain Conditions of the Offer." The Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at anytime and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions.

    The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities maintained by the Commission at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington,

D.C. 20549, and is available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the commission in Washington, D.C. at prescribed rates or from the Commission's Website at http://www.sec.gov.

    The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. Such Statements and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner specified above.

    According to publicly available information, there were 779,979 Units issued and outstanding at September 30, 1996, held by 4,739 Unitholders. The Purchaser owns forty (40) Units, which were contributed to the Purchaser by Mr. Wirta, on behalf of an affiliate of the Purchaser.

    Information contained in this Offer to Purchase which relates to, or represents statements made by the Partnership or the General Partner, has been derived from information provided in reports and other information filed with the Commission by the Partnership and General Partner.

    UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

                                  TENDER OFFER

    SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 350,000 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Eastern Standard Time, on January 17, 1997, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser shall expire.

    Subject to any approval rights of the General Partner under the terms of the Partnership Agreement, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the Units tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

    The Offer is conditioned on satisfaction of certain conditions. See "Tender Offer--Section 13. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If any or all of such conditions have not been satisfied or waived by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, (ii) terminate the Offer and return all tendered Units to tendering Unitholders,
(iii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iv) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (v) to otherwise amend the Offer.

    The Offer to Purchase and the related Letter of Transmittal are being mailed at the Purchaser's expense to Unitholders or beneficial owners of Units (in case of Individual Retirement Accounts (IRA) and qualified plans).

    SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If not more than 350,000 Units are validly tendered and not properly withdrawn prior to the Expiration Date the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such Units so tendered.

    If more than 350,000 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 350,000 Units so tendered, on a pro rata basis with appropriate adjustments to avoid tenders of fractional Units and purchases that would violate transfer restrictions contained in the Partnership Agreement (the "Transfer Restrictions").

    In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. Subject to the Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Purchase Price in respect of Units tendered or to return those Units promptly after termination or withdrawal of the Offer, the Purchaser will not pay for any Units tendered until after the final proration factor has been determined.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4 below, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR ANY UNIT BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed, then, without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may on behalf of the Purchaser retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4.

    If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

    The Purchaser reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Purchaser, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

    SECTION 3.  PROCEDURES FOR TENDERING UNITS.

    VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by such Unitholder.

    IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 17, 1997.

    Although the Purchaser has included a pre-addressed envelope to the Depositary with this Offer for the convenience of Unitholders, the method of delivery of the Letter of Transmittal is at the option and sole risk of the tendering Unitholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the purchase price for Units purchased pursuant to the Offer, a tendering Unitholder must verify such Unitholder's correct taxpayer identification number or social security number, as applicable, and make certain certifications that it is not subject to backup federal income tax withholding. To be certain that the Purchaser has the Unitholders correct taxpayer identification number or social security number, as applicable, and that the Unitholder is not subject to backup federal income tax withholding, if the Unitholder is a United States citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively "United States Persons"), such Unitholder should complete the Substitute Form W-9 and the FIRPTA Affidavit included in the Letter of Transmittal and, if the Unitholder is not a United States Person, such Unitholder should complete the Substitute Form W-8 included in the Letter of Transmittal.

    OTHER REQUIREMENTS. By executing and delivering the Letter of Transmittal, a tendering Unitholder irrevocably appoints the Purchaser and designees of the Purchaser and each of them as such Unitholder's proxies, with full power of substitution, in the manner set forth in this Letter of Transmittal to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser (and with respect to any and all other interests or other securities issued or issuable in respect of such Units on or after the date hereof). All such proxies shall be considered irrevocable and coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units (and such other interests and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed (and, if given or executed, will not be effective). The Purchaser and its designees will, with respect to the Units (and such other interests and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of limited partners or any adjournment or postponement thereof, by written consent in lieu of such meeting or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's payment for such Units, the Purchaser must be able to exercise full voting rights with respect to such Units and other securities, including voting at any meeting of limited partners.

    By executing and delivering the Letter of Transmittal, a tendering Unitholder also irrevocably constitutes and appoints the Purchaser and its designees as the Unitholder's attorneys-in-fact, each with full power of substitution to the extent of the Unitholder's rights with respect to the Units tendered by the Unitholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Units for payment. Upon such acceptance for payment, all prior powers of attorney granted by the Unitholder with respect to such Units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser and its designees each will have the power, among other things, (i) to seek to transfer ownership of such Units on the Partnership books maintained by the transfer agent and registrar for the Partnership (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith, (ii) upon receipt by the Information Agent/Depositary (as the tendering Unitholder's agent) of the Purchase Price to become a substitute limited partner, to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the General Partner a change of address form instructing the General Partner to send all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer. If legal title to the Units is held through an IRA or KEOGH or similar account, the Unitholder understands that this Agreement must be signed by the custodian of such IRA or KEOGH account and the Unitholder hereby authorizes and directs the custodian of such IRA or KEOGH to confirm this Agreement, in each case on behalf of the tendering Unitholder. This Power of Attorney shall not be affected by the subsequent mental disability of the Unitholder, and the Purchaser shall not be required to post a bond in any nature in connection with this Power of Attorney.

    By executing and delivering the Letter of Transmittal, a tendering Unitholder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of such Unitholder in the Partnership with respect to the Units tendered and purchased pursuant to the applicable Offer, including, without limitation, such Unitholder's right, title and interest in and to any and all distributions made by the Partnership after the Expiration Date in respect of the Units tendered by such Unitholder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. The Purchaser will seek to be admitted to the Partnership as substitute limited partner upon consummation of the purchase of Unitholder's Units pursuant to the Offer and it is the intention of the Unitholder that upon consummation of the purchase of Unitholder's Units pursuant to the Offer that the Purchaser succeed to the Unitholder's interest as a substitute limited partner of the Partnership in such Unitholder's place.

    By executing the Letter of Transmittal, the undersigned represents that either (a) the undersigned is not a plan subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R Section2510-3-101 of any such plan; or (b) the tender and acceptance of Units pursuant to the applicable Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

    By executing a Letter of Transmittal as set forth above, a tendering Unitholder also agrees that notwithstanding any provisions of the Partnership Agreement which provide that any transfer is not effective until a date subsequent to the date of any transfer of Units under the Offer, the Purchase Price shall be reduced by any distributions with respect to the Units between November 25, 1996 and the date of payment for the Units.

    Unitholders will not have any appraisal or dissenter's rights with respect to or in connection with the Offer.

    DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser or Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Units of any particular Unitholder whether or not similar defects or irregularities are waived in the case of other Unitholders.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, if any, the Information Agent, the Depositary or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's acceptance for payment of Units tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after February 8, 1996 (or such later date as may apply in case the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units and such Units may not be withdrawn, except to the extent that the tendering Unitholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and (if the Letter of Transmittal has been delivered) the name of the Unitholder as set forth in the Letter of Transmittal. Withdrawals of Units may not be rescinded. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser nor any of its affiliates or assigns, if any, the Information Agent, the Depositary, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the failure to satisfy any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary, and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or of information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

    SECTION 6. CERTAIN TAX CONSEQUENCES. The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. UNITHOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

    A taxable Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The amount of a Unitholder's adjusted tax basis in such Units will vary depending upon such Unitholder's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Unitholder for the Unit pursuant to the Offer plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752).

    A non-corporate taxpayer or personal service corporation generally can deduct "passive activity losses" in any year only to the extent of such person's passive activity income for such year. Closely held corporations may not offset such losses against so-called "portfolio" income. Substantially all post-1986 losses of Unitholders from the Partnership are passive activity losses. Unitholders who sell Units pursuant to the Offer may have "suspended" passive activity losses from the Partnership (I.E., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities). If such a Unitholder sells all his or her Units, any suspended losses and any losses upon the sale of the Units will be offset first against any other net passive gain to the Unitholder from sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any suspended net losses from the Units will no longer be subject to the passive activity loss limitation, and therefore will be deductible by that Unitholder from his or her other income, subject to any other applicable limitations.

    The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if (as is generally expected to be the case) the Unit was held by the Unitholder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds one year. Under current law, long-term capital gains of individuals and other non-corporate taxpayers currently are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for ordinary income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, a corporation is permitted to carry back excess capital losses to the three preceding taxable years.

    If any portion of the amount realized by a Unitholder is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Unitholder's gain or loss amy be ordinary rather than capital. It is possible that the basis allocation rules of Code Section 751 may result in a Unitholder's recognizing ordinary income with respect to such items while recognizing a larger capital loss with respect to the remainder of the Unit, even though such Unitholder has an overall loss on the sale.

    A tendering Unitholder will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to such Unitholder for such year will affect the Unitholder's adjusted tax basis in Units and, therefore, the amount of such Unitholder's taxable gain or loss upon a sale of Units pursuant to the Offer.

    A taxable Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding by properly completing and signing the Substitute From W-9 included as part of the Assignment of Partnership Interest. If a Unitholder who is subject to backup withholding does not properly complete and sign the Substitute From W-9, the Purchaser will withhold 31% from payments to such Unitholder.

    A Unitholder who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides information set forth in Treasury Regulation Section1.751-1(a)(3). The selling Unitholder also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferee within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year).

    Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser will withhold 10% of the amount realized by a tendering Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED UPON PRESENT LAW, ARE FOR GENERAL INFORMATION ONLY AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS WHICH MAY APPLY TO A UNITHOLDER. THE TAX CONSEQUENCES TO A PARTICULAR UNITHOLDER MAY BE DIFFERENT FROM THE TAX CONSEQUENCES TO OTHER UNITHOLDERS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAW, AND THUS, UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

    SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

    PURPOSE OF THE OFFER. The Purchaser is making the Offer with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the $22 Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a Unitholder and all Unitholders are urged to carefully consider all of the information contained in the Offer to Purchase and Letter of Transmittal and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units. The Offer is being made as a speculative investment by the Purchaser based on its belief that there is inherent underlying value in the assets of the Partnership. The purpose of the Offer is to allow the Purchaser to benefit to the greatest extent possible from any one or a combination of the following: (i) any cash distributions from the operations in the ordinary course of the Partnership; (ii) any distributions of net proceeds from the sale of assets by the Partnership; (iii) any distributions of net proceeds from the liquidation of the Partnership; and (iv) any cash from any redemption of the Units by the Partnership.

    CERTAIN RESTRICTIONS ON TRANSFER OF UNITS. The Partnership Agreement restricts transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal or applicable state income tax purposes (which termination may occur when 50% or more of the Units are transferred in a twelve-month period). This provision may limit sales of Units on the secondary market and in private transactions for the twelve-month period following completion of the Offer. The Partnership will not process any requests for recognition of substitution of limited partners upon a transfer of Units during such twelve-month period which the General Partner believes may cause a tax termination in contravention of the Partnership Agreement. In determining the number of Units for which the Offer to Purchase is made (representing approximately 45% of the outstanding Units), the Purchaser took this restriction into account and has conditioned the Offer on not violating such restriction. See "Tender Offer--Section 13. Certain Conditions of the Offer."

    The Partnership Agreement also contains certain transfer restrictions providing that a Unitholder must trasnfer certain minimum number of Units. These transfer restrictions have been waived by the General Partner with respect to the Offer pursuant to an agreement between affiliates of the Purchaser and the General Partner.

    EFFECT ON TRADING MARKET AND PRICE RANGE OF THE UNITS. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unitholders. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is a limited public trading market for the Units and, therefore, the Purchaser does not believe a reduction in the number of Unitholders will materially further restrict the Unitholders' ability to find purchasers for their Units.

    The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. Currently, there are approximately 4,739 Unitholders. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser expects that even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by substantially more than 300 persons.

    SECTION 8. FUTURE PLANS. The Purchaser is acquiring the Units pursuant to the Offer primarily for investment purposes. Pursuant to the Purchaser's agreement with the General Partner, following the completion of the Offer, the Purchaser and/or persons related to or affiliated with it are prohibited from acquiring additional Units through private purchases, through one or more future tender or exchange offers or by any other means which would cause the Purchaser to be the beneficial owner of more than 46% of the outstanding Units. As described below, pursuant to the Purchaser's agreement with the General Partner, the Purchaser will be obligated to vote Units it acquires pro rata in accordance with how other Unitholders vote, and accordingly, the Purchaser does not have any present plans or intentions with respect to a liquidation, sale of assets or refinancing of any of the

Partnership's properties or with respect to removal of the General Partner or a change of control of the Partnership.

    SECTION 9. PAST CONTACTS AND NEGOTIATIONS WITH GENERAL PARTNER. Commencing in October, 1996, affiliates of the Purchaser contacted the General Partner in order to request access to a list of Unitholders necessary to permit the Purchaser to make the Offer. Representatives of the Purchaser and the General Partner have since engaged in negotiations over access to such list which negotiations resulted in an agreement between such affiliates of the Purchaser and the General Partner. The agreement provides, among other things, as follows:
(i) the Purchaser and its affiliates will utilize a list of Unitholders provided by the General Partner solely for the purpose of making the Offer and will return such list upon completion of the Offer, (ii) Purchaser and its affiliates will make only one tender offer for Units and at no time will acquire more than 46% of the outstanding Units, (iii) the Purchaser and its affiliates will make certain of the disclosures provided in this Offer to Purchase, (iv) Purchaser and its affiliates will vote Units acquired pro rata in accordance with how other Unitholder's vote on any matters for which Unitholder's are entitled to vote, (v) neither Purchaser nor its affiliates will act to initiate or effect a removal of the General Partner or a change of control of the Partnership, provided that Purchaser may vote pro rata in accordance with how other Unitholders vote on any such matters, (vi) neither the Purchaser nor its affiliates will transfer more than 5% of the Units acquired pursuant to the Offer unless the acquiring party agrees to be bound by the agreement with the General Partner with respect to Units transferred and (vii) in the event the transfer of Units pursuant to the Offer presented for transfer to the Partnership might cause the Partnership to be treated as a "publicly traded partnership" for federal tax purposes, the General Partner will recognize such transfers of Units only upon receipt of an opinion of counsel satisfactory to the General Partner that the recognition of such transfers will not cause the Partnership to be treated as a "publicly traded partnership" under the Code. In addition to the foregoing, the General Partner has agreed to waive certain transfer restrictions in connection with the Offer as described above in "Purpose and Effects of the Offer-Certain Restrictions on Transfer of Units." The General Partner has expressed no opinion to the Purchaser as to whether or not the General Partner recommends or supports the Offer.

    SECTION 10. CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE PARTNERSHIP AND RELATED MATTERS. The Partnership was organized in November of 1987 under the laws of the State of Delaware for the purpose of acquiring, owning, operating and ultimately disposing of income producing real properties for the benefit of its limited partners. Its principal executive offices are located at 100 E. Pratt Street, Baltimore, Maryland 21202. Its telephone number is (800) 638-5660. The Partnership's primary business is real estate related operations.

    Set forth below is a summary of certain financial information with respect to the Partnership, which has been excerpted or derived from the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Partnership's Quarterly Reports on Form 10-Q for the nine months ended September 30, 1996. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at the addresses set forth above in "Introduction."

                      T. ROWE PRICE REALTY INCOME FUND IV
                            SELECTED FINANCIAL DATA
   (THOUSANDS OF DOLLARS, EXCEPT PER UNIT AMOUNTS AND WEIGHTED AVERAGE UNITS
                                  OUTSTANDING)

                                                                   FISCAL YEAR   FISCAL YEAR
                                                    NINE MONTHS       ENDED         ENDED
                                                   ENDED 9/30/96     12/31/95      12/31/94
                                                  ---------------  ------------  ------------
Income Statement Data:
  Total Revenue.................................    $     2,631     $    3,706    $    4,112
  Net Income....................................    $     1,219     $    1,044    $    1,095
  Net Income per Unit...........................    $      1.58     $     1.36    $     1.47


                                                       AS OF          AS OF         AS OF
                                                      9/30/96        12/31/95      12/31/94
                                                  ---------------  ------------  ------------
Balance Sheet Data:
  Total Assets..................................    $    25,869     $   25,585    $   26,206
  Total Liabilities.............................    $     1,498     $    1,475    $    1,531
  Limited Partners' Equity......................    $    24,435     $   24,182    $   24,733
  Weighted Average Units Outstanding............        772,471        766,443       747,028

    SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is a Delaware limited liability company which was organized for the purpose of acquiring the Units pursuant to the Offer. Interests in the Purchaser are owned 95% by AP Lido, L.L.C., a Delaware limited liability company and 5% by Koll Tender Corporation II. The managing member of the Purchaser is Koll Tender Corporation II, which is a direct wholly-owned subsidiary of Koll Management Services, Inc. ("Koll Management Services"), a real estate management company. The managing member of AP Lido, L.L.C. is AP-GP Lido, L.L.C., a Delaware limited liability company, whose managing member is AP-GP Prom Partners Inc., a Delaware corporation, which is ultimately controlled by Apollo Real Estate Capital Advisors II, Inc. ("Advisors"). Advisors is the general partner of Apollo Real Estate Advisors II, L.P. ("AREA II"), the general partner of Apollo Real Estate Investment Fund II, L.P., a recently formed private real estate investment fund and sole shareholder of AP-GP Prom Partners Inc. Since its inception, the directors of Advisors have been Leon D. Black and John J. Hannan, who were founding principals of Apollo Advisors, L.P., the respective managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and, together with William L. Mack, of Apollo Real Estate Advisors, L.P. ("AREA") and AREA II, the respective managing general partners of Apollo Real Estate Investment Fund, L.P. and Apollo Real Estate Investment Fund II, L.P. Mr. Mack has been the President and Managing Partner of the Mack Organization, a national owner and developer of and investor in office and industrial buildings as well as other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States since 1963. The business address for Messrs. Black, Hannan and Mack is 1301 Avenue of the Americas, New York, New York 10019.

    For certain information concerning the executive officers and directors of Koll Tender Corporation II and Koll Management Services, and of AP-GP Prom Partners Inc., see Schedules 1 and 2 to this Offer to Purchase, respectively.

    Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedules 1 or 2 or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units other than the forty (40) Units purchased by Mr. Wirta within the past 60 days for $31 per Unit and contributed to the Purchaser in order to facilitate the making of the Offer, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedules 1 or 2 or any affiliate of the Purchaser or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units,
(iii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedules 1 or 2 or any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, or, to the best knowledge of the Purchaser, any of the persons listed on Schedules 1 or 2 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedules 1 or 2 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election or removal of any general partner or a sale or other transfer of a material amount of assets.

    SECTION 12. SOURCE OF FUNDS. The Purchaser expects that approximately $7.8 million will be required to purchase 350,000 Units (approximately 45% of the 772,471 Units outstanding), if tendered, and to pay related fees and expenses. The Purchaser will obtain all of those funds from capital contributions from its members, which in turn expect to obtain those funds from their respective parent entities, which have an aggregate net worth substantially in excess of the amount required to purchase the Units. However, the Purchaser may seek to obtain financing to facilitate the purchase of the Units, but no commitment has been obtained for any such financing.

    SECTION 13. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Units promptly after the expiration or termination of the Offer), to pay for any Units tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Units tendered, and may amend or terminate the Offer (whether or not any Units have theretofore been purchased or paid for) if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units, the Purchaser will become a registered owner of the purchased Units for all purposes, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefore, any of the following conditions exist:

    (a) the acceptance by Purchaser of Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to the Purchaser violates restrictions in the Partnership Agreement which prohibit any transfer of Units which would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Code;

    (b) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the Purchaser or the Partnership;

    (c) any statute, rule or regulation shall have been proposed, enacted, promulgated or deemed applicable to the Offer, or any action or order shall have been proposed, entered or taken, by any government, governmental agency, or other regulatory or administrative agency or authority, which, in the judgment of the Purchaser, might (x) result in a delay in the ability of the Purchaser or render the Purchaser unable, to purchase or pay for some or all of the tendered Units, (y) make such purchase or payment illegal, or (z) otherwise adversely affect the Purchaser or the Partnership;

    (d) any change shall have occurred or be threatened in the business, financial condition, results of operations, tax status or prospects of the Partnership which, in the judgment of the Purchaser, is or may be adverse to the Partnership, or the Purchaser shall have become aware of any facts which, in the judgment of the Purchaser, have or may have adverse significance with respect to the value of the Units;

    (e) there shall have occurred (x) any general suspension of, or limitation on prices for or trading in, securities in the over-the-counter market or on the New York Stock Exchange, Inc., (y) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions or (z) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (f) a tender or exchange offer for some or all of the Units is made, or publicly proposed to be made or amended, by another person;

    (g) the Partnership shall have (v) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (w) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (x) declared or paid any distribution, other than in cash, on any of its partnership interests, (y) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, or (z) proposed or effected any amendment to the Partnership Agreement;

    (h) the failure to occur of any necessary approval or authorization by any Federal or state authorities necessary to consummation of the purchaser of all or any part of the Units to be acquired hereby, which in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

    (i) (y) the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to a merger or any other business combination with the Partnership or any of its affiliates or the purchase of any material portion of the securities or assets of the Partnership or any of its subsidiaries or (z) the Purchaser or any of its affiliates and the Partnership shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the Units pursuant thereto.

    The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 13 will be final and binding upon all parties.

    SECTION 14.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

    GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions. See "Tender Offer-- Section 13. Certain Conditions of the Offer."

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer.

    Based upon an examination of publicly available information relating to the businesses in which the Partnership is engaged, the Purchaser believes that the acquisition of Units pursuant to the Offer would not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

    STATE TAKEOVER LAWS. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in the Offer, nor any action taken in connection herewith, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

    SECTION 15. FEES AND EXPENSES. The Herman Group, Inc. has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services in connection with the Offer and will be indemnified against certain liabilities and expenses in connection therewith. The Herman Group, Inc. has been retained as the Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

    Except as set forth in this Section 15, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees, if any, will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    SECTION 16. MISCELLANEOUS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will engage one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to make the Offer.

    The Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission as set forth above in "Introduction."

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                                          LIDO ASSOCIATES, L.L.C.

December 10, 1996

                                   SCHEDULE 1
                    INFORMATION REGARDING THE DIRECTORS AND
              EXECUTIVE OFFICERS OF KOLL TENDER CORPORATION IV AND
                            KOLL MANAGEMENT SERVICES

    Set forth in the table below are the names of the directors and executive officers of Koll Tender Corporation II and Koll Management Services and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 4343 Von Karman Avenue, Newport Beach, California 92660 other than Messrs. Freeman and Spogli whose business address is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025 and Mr. Scheetz whose business address is 1301 Avenue of Americas, New York, New York 10019.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                                    OR EMPLOYMENT AND
NAME                                                          FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------  -------------------------------------------------------------------------------------------
Donald M. Koll                 Donald M. Koll has been the Chairman of the Board of Koll Management Services since prior to 1989. Mr. Koll also has been Chairman of the Board and Chief Executive Officer of The
                               Koll Company, a real estate development company, since prior to 1989. Mr. Koll was Managing
                               Director--President and a director of Koll Real Estate Group, Inc., a publicly traded real estate development company, from 1990 to 1992, and has been its Chairman of the Board since
                               1993 and its Chief Executive Offer since October of 1996.
Ray Wirta                      Ray Wirta has been the Vice Chairman of the Board and Chief Executive Officer of Koll
                               Management Services and President and Chief Operating Officer of The Koll Company since prior to 1989. Mr. Wirta also has been Chairman of the Board and Chief Executive Officer of
                               Koll Tender Corporation II since April 1995. Mr Wirta was Chief Executive Officer of Koll
                               Real Estate Group, Inc. from March of 1993 until October of 1996 and has been a Director of
                               Koll Real Estate Group, Inc. since March of 1993.
Ronald P. Spogli               Ronald P. Spogli has been Director of Koll Management Services since 1994. Since founding
                               Freeman Spogli & Co., an investment banking firm, prior to 1989, Mr. Spogli has served as a chief executive manager.
Bradford M. Freeman            Bradford M. Freeman has been a Director of Koll Management Services since 1994. Since founding Freeman Spogli & Co., an investment banking firm, prior to 1989, Mr. Freeman has served as a chief executive manager.
William S. Rothe               William S. Rothe has been a Director, the President and Chief Operating Officer of Koll
                               Management Services since 1991. Prior to that time, he served as Senior Vice President of the Southern California Division of Koll Management Services. Mr. Rothe has been a Director and the President, Treasurer and Secretary of Purchaser since April 1995.
W. Edward Scheetz              W. Edward Scheetz has been a director of Koll Management Services since October, 1995. Mr.
                               Scheetz has been an officer and a director of AP-GP Prom Partners Inc. since October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Scheetz has been a principal of AREA and since May 1996 of AREA II. Prior to 1993, Mr. Scheetz was a principal of Trammel Crow Ventures, a national real estate investment firm.
Harold Hofer                   Harold Hofer has been the Executive Vice President of Koll Tender Corporation II since
                               April 1995. Mr. Hofer has been President of Koll General Partner Services, a divisions of
                               Koll Management Services, since March 1994. For the ten years prior to March 1994, Mr.
                               Hofer was President of Bonutto-Hofer Investments, a general partner and asset manager of commercial real estate investments. Bonutto-Hofer Investments was acquired by an affiliate of Koll Management Services in January 1994.

                                   SCHEDULE 2
                    INFORMATION REGARDING THE DIRECTORS AND
                 EXECUTIVE OFFICERS OF AP-GP PROM PARTNERS INC.

    Set forth in the table below are the names of the directors and executive officers of AP-GP Prom Partners Inc. and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 1301 Avenue of the Americas, New York, New York 10019.

                                                           PRESENT PRINCIPAL OCCUPATION
                                                                 OR EMPLOYMENT AND
NAME                                                       FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------  -------------------------------------------------------------------------------------
Lee S. Neibart                 Lee Neibart has been an officer and a director of AP-GP Prom Partners Inc. since
                               October 1996 and an officer of Advisors since its inception. Since 1993, Mr. Neibart has been associated with AREA and since May 1996 with AREA II, which respectively act as managing general partner of Apollo Real Estate Investment Fund, L.P. ("Apollo I")
                               and Apollo Real Estate Investment Fund II L.P. ("Apollo" and together with Apollo I, the "Apollo Funds"). The Apollo Funds are private real estate investment funds formed to invest in direct and indirect real property interests, including direct property investments and public and private debt and equity securities. Prior to 1993, Mr.
                               Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin
                               Company, a private real estate development and management firm based in Westchester
                               County, New York. Mr. Neibart is also a director of Capital Apartment Properties,
                               Inc., Roland International, Inc. and a past President of the NAIOP in New York.

W. Edward Scheetz              W. Edward Scheetz has been an officer and a director of AP-GP Prom Partners Inc.
                               since October 1996 and an officer of Advisors since its inception. Since 1993, Mr.
                               Scheetz has been a principal of AREA and since May 1996 of AREA II. Prior to 1993,
                               Mr. Scheetz was a principal of Trammel Crow Ventures, a national real estate investment firm. Mr. Scheetz is also a director of Koll Management Services.

Richard Mack                   Richard Mack has been an officer and a director of AP-GP Prom Partners Inc. since
                               October 1996. Since May 1993, Mr. Mack has been associated with AREA and since May
                               1996 has been associated with AREA II. Prior to April 1990, Mr. Mack was employed by the real estate investment banking group at Shearson Lehman Hutton, Inc., an investment banking and brokerage firm.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Information Agent and Depositary at its address set forth below:

             THE INFORMATION AGENT AND DEPOSITARY FOR THE OFFER IS:

                                     [LOGO]

          BY MAIL:                     BY FACSIMILE:           BY HAND/OVERNIGHT COURIER:

   THE HERMAN GROUP, INC.             (214) 999-9323             THE HERMAN GROUP, INC.
   2121 San Jacinto Street                  or                   2121 San Jacinto Street
         26th Floor                   (214) 999-9348                   26th Floor
      Dallas, TX 75201                                              Dallas, TX 75201

                                  TO CONFIRM:

                                 (800) 992-6213

                             FOR INFORMATION CALL:

                                 (800) 992-6213

                                  (Toll-Free)

    Questions and requests for assistance may be directed to The Herman Group, Inc. at the address and telephone number listed above. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and Depositary as set forth above, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.